Exhibit 16.1

June 30, 2015

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:
We were previously principal accountants for BBCN Bancorp, Inc. and, under the date of March 2, 2015, we reported on the consolidated financial statements of BBCN Bancorp, Inc. as of and for the years ended December 31, 2014, 2013 and 2012, and the effectiveness of internal control over financial reporting as of December 31, 2014. On June 24, 2015, we were dismissed. We have read BBCN Bancorp’s statements included under Item 4.01 of its Form 8-K dated June 30, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with BBCN Bancorp Inc.'s statement that the change was approved by the Board of Directors and we are not in a position to agree or disagree with BBCN Bancorp Inc.’s statement that BDO USA, LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on BBCN Bancorp Inc.’s consolidated financial statements or was consulted on any matter that was either the subject of a disagreement with us on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to our satisfaction, would have caused us to make reference to the matter in our report, or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K of the Commission’s rules and regulations.

Very truly yours,
/s/ KPMG LLP
Los Angeles, California